Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full Year 2014 Results

Fourth quarter 2014 net income(1) per diluted share was $2.23, operating EPS up 23 percent to $2.30

Full Year 2014 net income(1) per diluted share was $8.31, operating EPS up 21 percent to $8.52

Fourth quarter 2014 return on equity excluding AOCI was 21.5 percent
Operating ROE excluding AOCI increased 330 bps to a record high 23.0 percent

MINNEAPOLIS – January 28, 2015 – Ameriprise Financial, Inc. (NYSE: AMP) today reported fourth quarter 2014 net income(1) of $426 million, or $2.23 per diluted share. Operating earnings were $440 million, up 16 percent from a year ago, with operating earnings per diluted share increasing 23 percent to $2.30.

Operating net revenues increased 5 percent to $3.0 billion driven by strong fee-based business growth from client net inflows and market appreciation.

Operating expenses increased 5 percent to $2.4 billion reflecting higher distribution expense and higher benefits to policyholders in the insurance and annuities businesses. General and administrative expenses decreased 2 percent compared to a year ago reflecting the company’s ongoing expense discipline.

On a full-year basis, the company generated strong operating results and revenue growth. Compared to 2013, operating net revenues grew 7 percent to $11.6 billion, operating earnings grew 14 percent to $1.7 billion, and operating earnings per diluted share increased 21 percent to $8.52.

In the quarter, the company returned $444 million to shareholders through share repurchases and dividends. For the full year, the company returned $1.8 billion to shareholders.

“Ameriprise delivered another good quarter to complete a strong year, led by our Advice and Wealth Management business,” said Jim Cracchiolo, chairman and chief executive officer. “We’re bringing in significant client net inflows, growing our assets under management and increasing advisor productivity.”

“Our operating return on equity for the year increased to 23.0 percent – another record high. With our excellent financial foundation and ability to generate significant free cash flow, Ameriprise continues to return a differentiated level of capital to shareholders. 2014 marked the fourth consecutive year when we’ve returned more than 100 percent of our operating earnings to shareholders.”

(1)       Net income represents net income from continuing operations attributable to Ameriprise Financial.

Ameriprise Financial, Inc.

Fourth Quarter and Full Year Summary

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, except per share amounts, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$426	$298	43%	$1,621	$1,337	21%
Adjustments, net of tax (1) (see reconciliation on p. 11)	14	80		41	123
Operating earnings (2)	$440	$378	16%	$1,662	$1,460	14%

Earnings Per Diluted Share
Income from continuing operations	$2.23	$1.47	52%	$8.31	$6.46	29%
Adjustments, net of tax (1) (see reconciliation on p. 11)	0.07	0.40		0.21	0.59
Operating earnings (2)	$2.30	$1.87	23%	$8.52	$7.05	21%

Weighted average common shares outstanding:
Basic	187.9	198.3		191.6	203.2
Diluted	191.2	202.3		195.0	207.1

(1)   After-tax is calculated using the statutory tax rate of 35%.

(2)   The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

Results in the quarter were strong and included a favorable $8 million pretax market impact on DAC and DSIC compared to a $17 million pretax benefit a year ago. Results also included a benefit from lower taxes that was largely offset by an increase in Auto and Home reserves and an actuarial model correction, both in the Protection segment. The net effect of these items was an unfavorable impact of $6 million after-tax, or $0.03 per diluted share.

In addition, the results in the year ago quarter included a favorable $26 million pretax impact from variable annuity product changes.

Taxes

The fourth quarter 2014 operating effective tax rate was 20.3 percent compared to 27.2 percent a year ago. The 2014 full year operating effective tax rate was 25.4 percent. The lower tax rate reflects the impact of an increase in the dividends received deduction and lower state income taxes. These changes reduced taxes by approximately $32 million. The company estimates that its full year 2015 operating effective tax rate will be in the 26 to 28 percent range.

Fourth Quarter 2014 Business Highlights

•                  Total assets under management and administration grew 5 percent from a year ago to $806 billion driven by Ameriprise advisor client net inflows and market appreciation.

•                  Advice & Wealth Management experienced continued strong growth in client assets and flows with advisor client assets up 9 percent to $444 billion and wrap assets increasing 14 percent to $175 billion. Wrap net inflows in the quarter remained strong at $3.1 billion.

•                  Advisor productivity continues to improve. On a trailing 12-month basis, operating net revenue per advisor grew 13 percent to $496,000.

•                  Experienced advisor recruiting was strong in the quarter, with 73 experienced advisors moving their practices to Ameriprise.

•                  Asset Management segment AUM increased 1 percent to $506 billion driven by market appreciation, partially offset by the cumulative effect of net outflows in prior quarters and an unfavorable impact from foreign exchange. For the quarter, net inflows were $5.7 billion driven by reinvested dividends.

•                  The company has 118 four- and five-star rated funds, with 51 funds managed by Columbia Management and 67 managed by Threadneedle.

•                  Chief Investment Officer magazine recognized Columbia Management with an industry innovation award for the Columbia Adaptive Risk Allocation Fund, which was developed by Jeffrey Knight, Global Head of Investment Solutions and Asset Allocation, and his team.

•                  In January 2015, Columbia Management and Threadneedle Investments announced that the two firms will rebrand to Columbia Threadneedle InvestmentsSM in the first half of 2015. The new global brand will represent the combined capabilities, resources and reach of Columbia and Threadneedle, offering clients access to the best of both firms and positioning the asset management group for a greater share of global growth.

•                  Combined, Advice & Wealth Management and Asset Management generated 68 percent of company pretax operating earnings(1), up from 59 percent a year ago.

•                  Variable annuity policyholder account balances grew 2 percent to $77 billion and included $1.2 billion in new sales — 28 percent of sales in the quarter did not include living benefits.

•                  RiverSource Annuities launched Income GuideSM , a new income monitoring program for clients with a variable annuity without a living benefit.

•                  Variable Universal Life / Universal Life insurance account balances increased 3 percent to $11 billion.

•                  Excess capital was approximately $2.5 billion after repurchasing 2.7 million shares of common stock in the quarter for $335 million and paying $109 million in quarterly dividends. The company also holds $250 million of additional capital above required levels, primarily for variable annuity products.

(1)  Excludes Corporate & Other segment

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Advice & Wealth Management
Net revenues	$1,249	$1,127	11%	$4,806	$4,295	12%
Expenses	1,037	967	(7)	4,014	3,703	(8)
Pretax operating earnings	$212	$160	33	$792	$592	34

Pretax operating margin	17.0%	14.2%		16.5%	13.8%

	Quarter Ended December 31,		% Better/
	2014	2013	(Worse)
Retail client assets (billions)	$444	$409	9%
Mutual fund wrap net flows (billions)	$3.1	$2.8	10%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$496	$440	13%

Advice & Wealth Management pretax operating earnings increased 33 percent to $212 million reflecting strong revenue growth and expense controls. Fourth quarter 2014 pretax operating margin reached a record high of 17.0 percent compared to 14.2 percent a year ago.

Operating net revenues grew 11 percent to $1.2 billion driven by asset growth in fee-based accounts from client inflows and market appreciation.

Operating expenses increased 7 percent to $1 billion as business growth resulted in higher distribution expenses. General and administrative expenses were flat compared to a year ago as investments in the business were offset by ongoing expense discipline.

Total retail client assets grew 9 percent to $444 billion driven by client net inflows, new client acquisition and market appreciation. Wrap net inflows remained strong at $3.1 billion with wrap balances increasing 14 percent to $175 billion. The combination of asset growth and client activity drove a 13 percent increase in operating net revenue per advisor on a trailing 12-month basis.

Ameriprise Financial, Inc.
Asset Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Asset Management
Net revenues	$830	$824	1%	$3,320	$3,169	5%
Expenses	632	637	1	2,532	2,478	(2)
Pretax operating earnings	$198	$187	6	$788	$691	14

Adjusted net pretax operating margin	40.0%	38.8%		39.8%	36.5%

	Quarter Ended December 31,		% Better/
	2014	2013	(Worse)
Total segment AUM(1) (billions)	$506	$501	1%
Columbia Management AUM	$361	$357	1%
Threadneedle AUM	$148	$147	—

Total segment net flows (billions)	$5.7	$5.5	3%
Retail net flows	$4.9	$4.5	10%
Institutional net flows	$0.3	$0.8	(68)%
Alternative net flows	$0.5	$0.2	NM

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Fourth Quarter 2014 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 6 percent to $198 million driven by market appreciation and continued expense management, partially offset by the cumulative impact of net outflows.

Fourth quarter adjusted net pretax operating margin remained strong at 40.0 percent compared to 38.8 percent a year ago.

Operating net revenues grew 1 percent to $830 million primarily driven by asset growth from market appreciation, partially offset by the cumulative impact of net outflows.

Operating expenses decreased 1 percent to $632 million reflecting lower general and administrative expenses and flat distribution expenses.

AUM grew 1 percent to $506 billion as market appreciation more than offset the cumulative impact of net outflows and the impact from foreign exchange. For the quarter, net inflows were $5.7 billion reflecting robust inflows from third party institutional mandates, the launch of a CLO, and strong reinvested dividends. Third party institutional inflows of $1.7 billion were primarily offset by former parent company related outflows at both Columbia and Threadneedle. Retail flows continued to be pressured from outflows in a large fund, former parent company affiliated distribution, and certain subadvised funds.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Annuities
Net revenues	$649	$653	(1)%	$2,591	$2,561	1%
Expenses	490	481	(2)	1,958	1,932	(1)
Pretax operating earnings	$159	$172	(8)	$633	$629	1

Variable annuity pretax operating earnings	$123	$151	(19)%	$489	$514	(5)%
Fixed annuity pretax operating earnings	36	21	71	144	115	25
Total pretax operating earnings	$159	$172	(8)	$633	$629	1

	Quarter Ended December 31,		% Better/
	2014	2013	(Worse)
Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$7	$16	(56)%
Impact of variable annuity product changes	2	26	(92)%
Total annuities impact	$9	$42	(79)%

Variable annuity ending account balances (billions)	$77.0	$75.5	2%
Variable annuity net flows (millions)	$(406)	$(275)	(48)%
Fixed annuity ending account balances (billions)	$12.1	$13.3	(8)%
Fixed annuity net flows (millions)	$(315)	$(292)	(8)%

Annuities pretax operating earnings were $159 million compared to $172 million a year ago, as the year ago period included $33 million of higher benefits from the market impact on DAC and DSIC and a variable annuity product change.

Variable annuity operating earnings were $123 million in the quarter reflecting $33 million of lower benefits from a product change in the year ago period and the market impact on DAC and DSIC, as well as the negative impact of interest rates. Without these items, variable annuity earnings increased 8 percent from growth in account balances. Account balances grew 2 percent to $77 billion driven by market appreciation, partially offset by net outflows. Variable annuity cash sales were $1.2 billion for the quarter and were $4.9 billion for the year.

Fixed annuity operating earnings increased to $36 million primarily driven by higher spreads due to lower crediting rates, partially offset by the cumulative decline in account balances. Fixed annuity account balances decreased 8 percent given limited new sales from low rates and lapse rates consistent with the company’s expectations.

Ameriprise Financial, Inc.
Protection Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Protection
Net revenues	$600	$564	6%	$2,287	$2,186	5%
Expenses	570	490	(16)	2,041	1,850	(10)
Pretax operating earnings	$30	$74	(59)	$246	$336	(27)

	Quarter Ended December 31,		% Better/
	2014	2013	(Worse)
Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$1	—
Actuarial model correction	(7)	—	NM
Auto & Home reserves	(60)	(20)	NM
Total protection impact	$(66)	$(19)	NM

Life insurance in force (billions)	$196	$194	1%
VUL/UL ending account balances (billions)	$11.3	$10.9	3%
Auto & Home policies in force (thousands)	929	838	11%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $30 million compared to $74 million a year ago. Included in the current quarter’s results were a $60 million Auto and Home reserve increase and a $7 million actuarial model correction in Life and Health. Without these items, operating earnings would have been $97 million in the quarter.

Life and Health earnings, without the actuarial model correction, were solid and reflect normal quarterly claims fluctuations. VUL/UL account balances grew 3 percent primarily from market appreciation. VUL/UL cash sales were $85 million, up 2 percent.

Reserves in Auto and Home increased primarily related to higher claims frequency and severity levels in the auto product line. Improvements in underwriting, operational and claims processes, and pricing actions were taken in 2014 and will continue in 2015. The benefits of these actions are anticipated to be realized over the next several years. Auto and Home policy growth remains strong with home policies in force up 16 percent and auto policies up 7 percent.

Ameriprise Financial, Inc.
Corporate & Other Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Corporate & Other
Net revenues	$1	$7	(86)%	$4	$15	(73)%
Expenses	48	81	41	234	244	4
Pretax operating loss	$(47)	$(74)	36	$(230)	$(229)	—

	Quarter Ended December 31,		% Better/
	2014	2013	(Worse)
Items included in operating earnings:
Debt retirement expense	$—	$(19)	NM

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $47 million for the quarter compared to a $74 million loss a year ago. The year ago quarter included a $19 million make whole expense associated with the retirement of debt.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2015 operating effective tax rate to be in the 26 to 28 percent range;

•                  the statements in this news release concerning the anticipated timing and effect of rebranding at Columbia and Threadneedle;

•                  the statements in this news release concerning the expected impact, and time during which impacts might be realized, as a result of actions taken in the company’s Auto and Home business;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2014 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended December 31,		Per Diluted Share Quarter Ended December 31,
(in millions, except per share amounts, unaudited)	2014	2013	2014	2013
Net income attributable to Ameriprise Financial	$425	$296	$2.22	$1.46
Less: Loss from discontinued operations, net of tax	(1)	(2)	(0.01)	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	426	298	2.23	1.47
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	21	68	0.11	0.34
Add: Market impact on indexed universal life benefits, net of tax(1)	10	5	0.05	0.03
Add: Integration/restructuring charges, net of tax(1)	—	7	—	0.03
Add: Net realized (gains) losses, net of tax(1)	(17)	—	(0.09)	—
Operating earnings	$440	$378	$2.30	$1.87

Weighted average common shares outstanding:
Basic	187.9	198.3
Diluted	191.2	202.3

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Year Ended December 31,		Per Diluted Share Year Ended December 31,
(in millions, except per share amounts, unaudited)	2014	2013	2014	2013
Net income attributable to Ameriprise Financial	$1,619	$1,334	$8.30	$6.44
Less: Loss from discontinued operations, net of tax	(2)	(3)	(0.01)	(0.02)
Net income from continuing operations attributable to Ameriprise Financial	1,621	1,337	8.31	6.46
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	61	111	0.31	0.53
Add: Market impact on indexed universal life benefits, net of tax(1)	4	8	0.02	0.04
Add: Integration/restructuring charges, net of tax(1)	—	9	—	0.04
Add: Net realized (gains) losses, net of tax(1)	(24)	(5)	(0.12)	(0.02)
Operating earnings	$1,662	$1,460	$8.52	$7.05

Weighted average common shares outstanding:
Basic	191.6	203.2
Diluted	195.0	207.1

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2014	2013	2014	2013
Total net revenues	$3,089	$2,946	$12,268	$11,199
Less: CIEs revenue	108	137	651	345
Less: Net realized gains (losses)	27	—	37	7
Less: Market impact on indexed universal life benefits	(11)	(7)	(11)	(10)
Operating total net revenues	$2,965	$2,816	$11,591	$10,857

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2014	2013	2014	2013
Total expenses	$2,531	$2,467	$9,721	$9,229
Less: CIEs expenses	80	53	270	204
Less: Market impact on variable annuity guaranteed benefits	34	104	94	170
Less: Market impact on indexed universal life benefits	4	2	(5)	3
Less: Integration/restructuring charges	—	11	—	14
Operating expenses	$2,413	$2,297	$9,362	$8,838

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2014	2013	2014	2013
Operating total net revenues	$2,965	$2,816	$11,591	$10,857
Operating expenses	2,413	2,297	9,362	8,838
Pretax operating earnings	$552	$519	$2,229	$2,019

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended December 31,
(in millions, unaudited)	2014	2013
General and administrative expense	$775	$793
Less: CIEs expenses	20	15
Less: Integration/restructuring charges	—	11
Operating general and administrative expense	$755	$767

Ameriprise Financial, Inc.
Reconciliation Table: Variable Annuity Pretax Operating Earnings

	Quarter Ended December 31,
(in millions, unaudited)	2014	2013
Pretax operating earnings	$123	$151
Less: Market impact on DAC and DSIC (mean reversion)	7	16
Less: Impact of variable annuity product changes	2	26
Less: Impact of interest rates	(4)	—
Pretax operating earnings excluding impact of mean reversion, variable annuity product changes, and interest rates	$118	$109

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$558	$552
Less: Pretax income attributable to noncontrolling interests	28	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$530	$552
Income tax provision from continuing operations	$104	$112
Effective tax rate	18.7%	20.3%
Effective tax rate excluding noncontrolling interests	19.7%	20.3%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$479	$519
Less: Pretax income attributable to noncontrolling interests	84	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$395	$519
Income tax provision from continuing operations	$97	$141
Effective tax rate	20.5%	27.2%
Effective tax rate excluding noncontrolling interests	24.8%	27.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Year Ended December 31, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$2,547	$2,229
Less: Pretax income attributable to noncontrolling interests	381	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$2,166	$2,229
Income tax provision from continuing operations	$545	$567
Effective tax rate	21.4%	25.4%
Effective tax rate excluding noncontrolling interests	25.2%	25.4%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended December 31,
(in millions, unaudited)	2014	2013
Operating total net revenues	$830	$824
Less: Distribution pass through revenues	231	229
Less: Subadvisory and other pass through revenues	99	100
Adjusted operating revenues	$500	$495

Pretax operating earnings	$198	$187
Less: Operating net investment income	6	4
Add: Amortization of intangibles	8	9
Adjusted operating earnings	$200	$192

Adjusted net pretax operating margin	40.0%	38.8%

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Year Ended December 31,
(in millions, unaudited)	2014	2013
Operating total net revenues	$3,320	$3,169
Less: Distribution pass through revenues	929	892
Less: Subadvisory and other pass through revenues	400	430
Adjusted operating revenues	$1,991	$1,847

Pretax operating earnings	$788	$691
Less: Operating net investment income	30	54
Add: Amortization of intangibles	34	38
Adjusted operating earnings	$792	$675

Adjusted net pretax operating margin	39.8%	36.5%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended December 31,
(in millions, unaudited)	2014	2013
Net income attributable to Ameriprise Financial	$1,619	$1,334
Less: Loss from discontinued operations, net of tax	(2)	(3)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,621	1,337
Less: Adjustments (1)	(41)	(123)
Operating earnings	$1,662	$1,460

Total Ameriprise Financial, Inc. shareholders’ equity	$8,270	$8,582
Less: Accumulated other comprehensive income, net of tax	734	821
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,536	7,761
Less: Equity impacts attributable to the consolidated investment entities	311	333
Operating equity	$7,225	$7,428

Return on equity excluding AOCI	21.5%	17.2%
Operating return on equity excluding AOCI (2)	23.0%	19.7%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/ restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Revenues
Management and financial advice fees	$1,489	$1,397	7%
Distribution fees	484	448	8
Net investment income	409	458	(11)
Premiums	359	333	8
Other revenues	355	317	12
Total revenues	3,096	2,953	5
Banking and deposit interest expense	7	7	—
Total net revenues	3,089	2,946	5
Expenses
Distribution expenses	827	764	(8)
Interest credited to fixed accounts	184	206	11
Benefits, claims, losses and settlement expenses	568	563	(1)
Amortization of deferred acquisition costs	86	54	(59)
Interest and debt expense	91	87	(5)
General and administrative expense	775	793	2
Total expenses	2,531	2,467	(3)
Income from continuing operations before income tax provision	558	479	16
Income tax provision	104	97	(7)
Income from continuing operations	454	382	19
Loss from discontinued operations, net of tax	(1)	(2)	50
Net income	453	380	19
Less: Net income attributable to noncontrolling interests	28	84	(67)
Net income attributable to Ameriprise Financial	$425	$296	44

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Year Ended December 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Revenues
Management and financial advice fees	$5,810	$5,253	11%
Distribution fees	1,894	1,771	7
Net investment income	1,741	1,889	(8)
Premiums	1,385	1,282	8
Other revenues	1,466	1,035	42
Total revenues	12,296	11,230	9
Banking and deposit interest expense	28	31	10
Total net revenues	12,268	11,199	10
Expenses
Distribution expenses	3,236	2,925	(11)
Interest credited to fixed accounts	713	806	12
Benefits, claims, losses and settlement expenses	1,982	1,954	(1)
Amortization of deferred acquisition costs	367	207	(77)
Interest and debt expense	328	281	(17)
General and administrative expense	3,095	3,056	(1)
Total expenses	9,721	9,229	(5)
Income from continuing operations before income tax provision	2,547	1,970	29
Income tax provision	545	492	(11)
Income from continuing operations	2,002	1,478	35
Loss from discontinued operations, net of tax	(2)	(3)	33
Net income	2,000	1,475	36
Less: Net income attributable to noncontrolling interests	381	141	NM
Net income attributable to Ameriprise Financial	$1,619	$1,334	21

NM  Not Meaningful — variance of greater than 100%